EXHIBIT 99.1

CONTACTS:
Mike El-Hillow	Cathy Kawakami
Executive Vice President, Chief Financial Officer	Director, Corporate and Investor Relations
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970-407-6570	970-407-6732
mike.el-hillow@aei.com	cathy.kawakami@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY REPORTS SECOND QUARTER 2005 RESULTS
Gross margin and operating margin improvements continue
FORT COLLINS, Colo., July 28, 2005 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today reported financial results for the second quarter ended June 30, 2005.
For the 2005 second quarter, sales were $87.4 million, up 1.4 percent compared to first quarter 2005 sales of $86.1 million and down 19.7 percent from second quarter 2004 sales of $108.9 million. Gross margin was 36.7 percent of sales in the second quarter of 2005 compared to 33.8 percent in the first quarter of 2005 and 34.0 percent in the second quarter of 2004.
Net income for the second quarter was $5.9 million, or $0.18 cents per diluted share. Income from continuing operations was $3.3 million, or $0.10 per diluted share, compared to net income of $734,000, or $0.02 per diluted share in the first quarter of 2005 and net income of $4.5 million or $0.13 per diluted share in the second quarter of 2004. Included in the second quarter 2005 income from continuing operations is a $1.1 million, or $0.03 per diluted share, after-tax gain from the sale of certain marketable securities.
During the quarter, the Company sold its EMCO industrial flow product line resulting in income from discontinued operations of $2.6 million, or $0.08 per diluted share.
Revenue for the six months ended June 30, 2005 was $173.5 million versus $213.4 million for the first six months of 2004. Income from continuing operations for the 2005 six-month period was $4.0 million, or $0.12 per diluted share, compared to net income for the 2004 six-month period of $11.4 million, or $0.35 per diluted share.
Doug Schatz, chairman, president and chief executive officer of Advanced Energy, said, “The second quarter results continue to demonstrate the significant improvements we have made to our operating model. Gross margin improved nearly three percentage points from the first quarter as we continue to realize benefits from our China manufacturing, localized supply chain programs and improvements resulting from the global restructuring actions. Operating income increased approximately 60 percent compared to the first quarter of 2005 on slightly increased

Advanced Energy Reports Second Quarter 2005 Results — Page 2
July 28, 2005
sequential sales, and was 6.2 percent of sales compared to 3.9 percent in the first quarter of 2005. In 2005, we have improved the balance sheet by generating cash from operations of over $30 million and by reducing inventory by approximately $14 million.”
Mr. Schatz continued, “We have a renewed focus on profitable opportunities centered on our core technologies and have realigned our manufacturing infrastructure to benefit from lower-cost regions while maintaining product launch expertise at key sites. The manufacturing transition is in its final stages, and currently over 75 percent of our power product and mass flow control manufacturing volume is shipping from our Shenzhen, China location. We believe our China manufacturing facility provides us with a highly differentiated competitive position that enables us to better serve our global customer base with our high quality, innovative products.”
“Our customers continue to take a cautious view of the near-term demand environment based on the anticipated timing of end user orders, and we anticipate third quarter revenue in the $81 million to $86 million range, the upper end of which is essentially flat with the second quarter if we adjust for the sale of EMCO. We anticipate earnings per share in the range of $0.05 to $0.09 based on continued financial performance improvement,” said Mr. Schatz.
Second Quarter Conference Call
Management will host a conference call today, Thursday, July 28, 2005 at 5:00 pm Eastern time to discuss Advanced Energy’s financial results. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-679-7720. For a replay of this teleconference, please call 706-645-9291, and enter the pass code 7356654. The replay will be available through Thursday, August 4, 2005. There will also be a webcast available at www.advanced-energy.com.
About Advanced Energy
Advanced Energy is a global leader in the development and support of technologies critical to high-technology manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications.
Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower the cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow, thermal management, and plasma and ion beam sources for original equipment manufacturers (OEMs) and end-users around the world.
Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly

Advanced Energy Reports Second Quarter 2005 Results — Page 3
July 28, 2005
held company traded on the Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.
Safe Harbor Statement
This press release contains certain forward-looking statements, including the company’s expectations with respect to Advanced Energy’s financial results for the third quarter of 2005. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the semiconductor, semiconductor capital equipment and flat panel display industries, Advanced Energy’s ongoing ability to develop new products in a highly competitive industry characterized by increasingly rapid technological changes, the Company’s successful completion of key initiatives such as the worldwide manufacturing realignment and the shift to Asian-based suppliers, and other risks described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements, as filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-221-4670. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
Sales	$87,386	$108,869	$86,140	$173,526	$213,356
Cost of sales	55,338	71,907	57,065	112,403	137,980

Gross profit	32,048	36,962	29,075	61,123	75,376
Operating expenses:
Research and development	11,016	12,809	11,015	22,031	26,219
Selling, general and administrative	13,993	14,087	12,901	26,894	27,891
Amortization of intangible assets	518	1,125	547	1,065	2,295
Restructuring charges	1,068	187	1,262	2,330	407

Total operating expenses	26,595	28,208	25,725	52,320	56,812

Income from operations	5,453	8,754	3,350	8,803	18,564

Other expense, net	(719)	(2,417)	(2,087)	(2,806)	(3,572)

Income from continuing operations before income taxes	4,734	6,337	1,263	5,997	14,992

Provision for income taxes	(1,430)	(1,867)	(529)	(1,959)	(3,598)

Income from continuing operations	3,304	4,470	734	4,038	11,394

Gain on sale of discontinued assets	2,645	—	—	2,645	—
Provision for income taxes	—	—	—	—	—

Income from discontinued operations	2,645	—	—	2,645	—

Net Income	$5,949	$4,470	$734	$6,683	$11,394

Net income per basic share
Income from continuing operations	$0.10	$0.14	$0.02	$0.12	$0.35
Income from discontinued operations	0.08	—	—	0.08	—

Basic earnings per share	$0.18	$0.14	$0.02	$0.20	$0.35

Net income per diluted share
Income from continuing operations	$0.10	$0.13	$0.02	$0.12	$0.34
Income from discontinued operations	0.08	—	—	0.08	—

Diluted earnings per share	$0.18	$0.13	$0.02	$0.20	$0.34

Basic weighted-average common shares outstanding	32,797	32,644	32,755	32,776	32,612

Diluted weighted-average common shares outstanding	33,094	33,187	32,878	32,986	33,435

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$67,216	$38,404
Marketable securities, available for sale	70,571	69,578
Accounts receivable, net	67,089	72,053
Inventories, net	59,021	73,224
Other current assets	2,774	6,140

Total current assets	266,671	259,399

Property and equipment, net	41,814	44,746

Deposits and other	4,219	6,468
Goodwill and intangibles, net	72,838	80,308
Demonstration and customer service equipment, net	3,306	2,968
Deferred debt issuance costs, net	1,536	2,086
Deferred income tax assets, net	849	—

Total assets	$391,233	$395,975

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$21,163	$17,683
Other accrued expenses	25,587	28,615
Current portion of capital leases and senior borrowings	2,721	3,726
Accrued interest payable on convertible subordinated notes	2,460	2,460

Total current liabilities	51,931	52,484

Long-term liabilities:
Capital leases and senior borrowings	3,280	4,679
Deferred income tax liabilities, net	—	3,709
Convertible subordinated notes payable	187,718	187,718
Other long-term liabilities	2,169	2,407

Total long-term liabilities	193,167	198,513

Total liabilities	245,098	250,997

Stockholders’ equity	146,135	144,978

Total liabilities and stockholders’ equity	$391,233	$395,975

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2005	2004
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$32,423	$(271)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(24)	4,117

NET CASH USED IN FINANCING ACTIVITIES	(1,663)	(4,814)

EFFECT OF CURRENCY TRANSLATION ON CASH	(1,924)	(46)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	28,812	(1,014)
CASH AND EQUIVALENTS, beginning of period	38,404	41,522

CASH AND EQUIVALENTS, end of period	$67,216	$40,508